EXHIBIT 4.1
REGISTRATION RIGHTS AGREEMENT
by and among
CROSSTEX ENERGY, INC.
and
THE PURCHASERS PARTY HERETO

Table of Contents

Page
ARTICLE I
DEFINITIONS

Section 1.1 Definitions	1
Section 1.2 Registrable Securities	3
ARTICLE II
REGISTRATION RIGHTS
ARTICLE III
MISCELLANEOUS

REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2006 by and among CROSSTEX ENERGY, INC., a Delaware corporation (“Crosstex”), and each of the parties set forth on Schedule A hereto (the “Purchasers”).
     WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of the Purchased Shares pursuant to the Stock Purchase Agreement, dated as of May 16, 2006, by and between Crosstex and the Purchasers (the “Purchase Agreement”);
     WHEREAS, Crosstex has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and
     WHEREAS, it is a condition to the obligations of the Purchasers and Crosstex under the Purchase Agreement that this Agreement be executed and delivered.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The terms set forth below are used herein as so defined:
          “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person and, for the purposes of this definition, any registered investment advisor, together with its clients for whom it exercises investment discretion and acts as agent and attorney-in-fact shall be considered Affiliates. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
          “Anniversary Date” shall have the meaning set forth in the Purchase Agreement.
          “Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.
          “Closing” shall have the meaning set forth in the Purchase Agreement.
          “Closing Date” shall have the meaning set forth in the Purchase Agreement.
          “Commission” means the United States Securities and Exchange Commission.

          “Common Stock” shall have the meaning set forth in the Purchase Agreement.
          “Crosstex” has the meaning specified therefor in the introductory paragraph of this Agreement.
          “Effectiveness Period” has the meaning specified therefor in Section 2.1(a) of this Agreement.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Holder” means the record holder of any Registrable Securities.
          “Included Registrable Securities” has the meaning specified therefor in Section 2.2(a) of this Agreement.
          “Losses” has the meaning specified therefor in Section 2.8(a) of this Agreement.
          “Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
          “Non-Disclosure Agreements” means collectively (i) the Letter Agreement, dated April 27, 2006, by and between Kayne Anderson MLP Investment Company and Crosstex Partners, (ii) the Letter Agreement, dated May 3, 2006, by and between Tortoise Capital Advisors LLC, and Crosstex Partners, (iii) the Letter Agreement, dated April 27, 2006, by and between LB I Group Inc. and Crosstex Partners, and (iv) the Letter Agreement, dated May 4, 2006, by and between Fiduciary Asset Management, LLC and Crosstex Partners.
          “Other Holder” has the meaning specified in Section 2.2(b).
          “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
          “Piggyback Registration” has the meaning specified therefor in Section 2.2(a) of this Agreement.
          “Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.
          “Purchased Shares” shall have the meaning set forth in the Purchase Agreement.
          “Purchasers” has the meaning specified therefor in the introductory paragraph of this Agreement.

          “Registrable Securities” means the Purchased Shares, all of which are subject to the rights provided herein until such rights terminate pursuant to the provisions of this Agreement.
          “Registration Expenses” has the meaning specified therefor in Section 2.7(a) of this Agreement.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
          “Selling Expenses” has the meaning specified therefor in Section 2.7(a) of this Agreement.
          “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
          “Shelf Registration Statement” means a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).
          “Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Stock is sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     Section 1.2 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any Section of Rule 144 (or any similar provision then in force under the Securities Act); (c) such Registrable Security is held by Crosstex or one of its subsidiaries; (d) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities or (e) two years from the date hereof; provided, however, no Registrable Security shall cease to be a Registrable Security pursuant to this Section 1.2(e) for the purposes of a Piggyback Registration or a registration pursuant to Section 2.3 hereof prior to five years from the date hereof with respect to any Purchaser who holds 8% or more of the shares of Common Stock outstanding at such time.
ARTICLE II
REGISTRATION RIGHTS
     Section 2.1 Shelf Registration.
          (a) Shelf Registration. As soon as practicable following the Closing of the acquisition of the Purchased Shares pursuant to the terms of the Purchase Agreement, but in any event within 30 days of the Closing, Crosstex shall prepare and file a Shelf Registration Statement covering the Registrable Securities. Crosstex shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 90 days after the date of the Closing. A Shelf Registration Statement filed pursuant to this Section 2.1(a) shall be on such appropriate registration form of the Commission as shall be selected by Crosstex; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify Crosstex in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Crosstex shall include such information in the prospectus unless it has determined, upon advice of counsel, that such information would violate the rules and regulations of the Commission or would cause such prospectus supplement to contain an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Crosstex will use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.1(a) to be continuously effective under the Securities Act until the earlier of (i) all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement, (ii) there are no longer any Registrable Securities outstanding or (iii) two years from the Closing (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. If the Shelf Registration Statement is not declared effective within 120 days after Closing, then the Purchasers shall be entitled to a payment (with respect to each of such Purchaser’s Purchased Shares), as liquidated damages and not as a penalty, of 0.25% of the Purchase Price per 30-day period for the first sixty (60) days following the 120th day after Closing, with such payment amount increasing by an additional 0.25% of the Purchase Price per 30-day period for each subsequent 60 days, up to a maximum of 1.00% of the Purchase Price per 30-day period (the “Liquidated Damages”), until such time as the Shelf Registration Statement is declared effective or there are no longer any Registrable Securities outstanding. The Liquidated Damages shall accrue on a daily basis and be paid to each Purchaser in cash within ten (10) Business Days of the end of such 30-day period. The Purchasers’ rights (and any transferee’s rights pursuant to Section 2.10) under this Section 2.1 shall terminate when such Registrable Securities become eligible for resale under Rule 144(k) (or any similar provision then in force under the Securities Act).
          (b) Delay Rights. Notwithstanding anything to the contrary contained herein, Crosstex may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (i) Crosstex is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Crosstex determines in good faith that Crosstex’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) Crosstex has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Crosstex, would materially and adversely affect Crosstex; however, in no event shall any delay pursuant hereto exceed sixty (60) days in any one hundred-eighty (180) day period or ninety (90) days in any twelve-month period. Upon disclosure of such information or the termination of the condition described above, Crosstex shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
     Section 2.2 Piggyback Registration.
          (a) Participation. Commencing on the later of the Anniversary Date or the Effective Date of the Registration Statement, if Crosstex at any time proposes to file a prospectus supplement to an effective Shelf Registration Statement with respect to an Underwritten Offering of Common Stock for its own account or to register any Common Stock for its own account for sale to the public in an Underwritten Offering or otherwise file any registration statement with the Commission relating to any Underwritten Offering of Common Stock other than (x) a registration statement on Form S-8 (or any successor form) relating solely to employee benefit plans or (y) a registration statement on Form S-4 (or any successor form) relating solely to a Rule 145 transaction, then, as soon as practicable following the engagement of counsel to Crosstex to prepare the documents to be used in connection with an Underwritten Offering, Crosstex shall give notice of such proposed Underwritten Offering to the Holders, and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing (a “Piggyback Registration”); provided, however, that Crosstex shall not be required to offer such opportunity to Holders if the Holders do not offer a minimum of $5,000,000 of Registrable Securities (determined by multiplying the number of Registrable Securities owned by the average of the closing price on NASDAQ for Common Stock for the ten (10) trading days preceding the date of such notice). The notice required to be provided in this Section 2.2(a) to Holders shall be provided on a Business Day pursuant to Section 3.1 hereof and receipt of such notice shall be confirmed by Holder. Holder shall then have two (2) Business Days to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Piggyback Registration. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Crosstex shall determine for any reason not to undertake or to delay such Underwritten Offering, Crosstex may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Crosstex of such withdrawal up to and including the time of pricing of such offering. No Holders shall be entitled to participate in any such Underwritten Offering under this Section 2.2(a) unless such Holder (together with any Affiliates that are Selling Holders) participating therein holds at least fifteen million ($15,000,000) of Registrable Securities (determined by multiplying the number of

Registrable Securities owned by the average of the closing price for Common Stock for the ten (10) trading days preceding the date of such notice).
          (b) Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Stock included in a Piggyback Registration advises Crosstex that the total amount of Common Stock which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Crosstex can be sold without having such adverse effect, with such number to be allocated pro rata among the Selling Holders and any other Persons who have been or are granted registration rights on or after the date of this Agreement (“Other Holders”) who have requested participation in the Piggyback Registration (based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of Registrable Securities proposed to be sold by such Selling Holder or such Other Holder in such offering; by (B) the aggregate number of Common Stock proposed to be sold by all Selling Holders and all Other Holders in the Piggyback Registration).
     Section 2.3 Underwritten Offering.
          (a) S-3 Registration. In the event that a Selling Holder (together with any Affiliates that are Selling Holders) elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering of at least fifteen million ($15,000,000) of Registrable Securities, Crosstex shall, at the request of such Selling Holder, enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.8, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the disposition of the Registrable Securities; provided, however, that Crosstex management will not be required to participate in a roadshow or similar marketing effort.
          (b) General Procedures. In connection with any Underwritten Offering (i) under Section 2.2 of this Agreement, Crosstex shall be entitled to select the Managing Underwriter or Underwriters, and (ii) under Section 2.3 of this Agreement, the Selling Holders shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering under Section 2.2 or Section 2.3 hereof, each Selling Holder and Crosstex shall enter into an underwriting agreement with the Managing Underwriter or Underwriters which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Crosstex to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Crosstex or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Crosstex and the Managing Underwriter; provided, however, that such withdrawal must be made prior to the pricing of such Underwritten Offering hereof to be effective. No such withdrawal or abandonment shall affect Crosstex’s obligation to pay Registration Expenses.
     Section 2.4 Sale Procedures. In connection with its obligations contained in Sections 2.1, 2.2 and 2.3, Crosstex will, as expeditiously as possible:
          (a) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
          (b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
          (c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that Crosstex will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
          (d) promptly notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus included therein or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
          (e) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplemental amendment thereto, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Crosstex of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Crosstex agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
          (f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
          (g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for Crosstex, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, preliminary or prospectus supplement, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, preliminary or prospectus supplement and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Crosstex’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein any supplement thereto) and as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities, such other matters as such underwriters may reasonably request;
          (h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
          (i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Crosstex personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Crosstex need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Crosstex;
          (j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Crosstex are then listed;
          (k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Crosstex to enable the Selling Holders to consummate the disposition of such Registrable Securities;
          (l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and
          (m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.
     Each Selling Holder, upon receipt of notice from Crosstex of the happening of any event of the kind described in subsection (e) of this Section 2.4, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.4 or until it is advised in writing by Crosstex that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Crosstex, such Selling Holder will, or will request the Managing Underwriter or underwriters, if any, to deliver to Crosstex (at Crosstex’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.
     Section 2.5 Cooperation by Holders. Crosstex shall have no obligation to include in the Shelf Registration Statement Common Stock of a Holder or in a Piggyback Registration Common Stock of a Selling Holder who has failed to timely furnish such information which, in the opinion of counsel to Crosstex, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
     Section 2.6 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the 30 calendar day period beginning on the date of a prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, or other prospectus (including any free writing prospectus) containing the terms of the pricing of such Underwritten Offering; provided that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other stockholder of Crosstex on whom a restriction is imposed and provided further that such Selling Holder (together with any Affiliates that are Selling Holders) owns at least fifteen million ($15,000,000) of Registrable Securities (determined by multiplying the number of Registrable Securities owned by the average of the closing price for Common Stock for the ten (10) trading days preceding the date of such filing).
     Section 2.7 Expenses.
          (a) Certain Definitions. “Registration Expenses” means all expenses incident to Crosstex’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration pursuant to Section 2.1, a Piggyback Registration pursuant to Section 2.2, or an Underwritten Offering pursuant to Section 2.3, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for Crosstex, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.8 hereof, Crosstex shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, Crosstex shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities.
          (b) Expenses. Crosstex will pay all reasonable Registration Expenses in connection with a Piggyback Registration or Underwritten Offering, whether or not any sale is made pursuant to the Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
     Section 2.8 Indemnification.
          (a) By Crosstex. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Crosstex will indemnify and hold harmless each Selling Holder thereunder, its directors, officers and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Crosstex will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
          (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Crosstex, its directors and officers, and each Person, if any, who controls Crosstex within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from Crosstex to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
          (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.8. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete release from liability of, and does not contain any admission of wrong doing by, the indemnified party.
          (d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court or government agency of competent jurisdiction to be unavailable to Crosstex or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of Crosstex on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Crosstex on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
          (e) Other Indemnification. The provisions of this Section 2.8 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

     Section 2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Crosstex agrees to use its commercially reasonable efforts to:
          (a) Make and keep public information regarding Crosstex available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;
          (b) File with the Commission in a timely manner all reports and other documents required of Crosstex under the Securities Act and the Exchange Act at all times from and after the date hereof; and
          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Crosstex, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
     Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause Crosstex to register Registrable Securities granted to the Purchasers by Crosstex under this Article II may be transferred or assigned by the Purchasers to one or more transferee(s) or assignee(s) of such Registrable Securities, who (a) are Affiliates of such Purchaser, or (b) hold, collectively with its or their Affiliates, after giving effect to such transfer or assignment, at least fifteen million ($15,000,000) of Registrable Securities. Crosstex shall be given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and each such transferee shall assume in writing responsibility for its obligations of the Purchasers under this Agreement.
     Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, Crosstex shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of Crosstex that would allow such current or future holder to require Crosstex to include securities in any registration statement filed by Crosstex on a basis that is superior in any way to the piggyback rights granted to the Purchasers hereunder.
     Section 2.12 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. In addition, all Registrable Securities held or acquired by Fiduciary / Claymore MLP Opportunity Fund and its Affiliates, on the one hand, and Energy Income and Growth Fund and its Affiliates, on the other hand, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

ARTICLE III
MISCELLANEOUS
     Section 3.1 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

(a)	If to Chieftain Capital Management, Inc., as agent and attorney-in-fact for the Purchasers who are its clients under separate investment advisor agreements:

Chieftain Capital Management, Inc.
12 East 49th Street
New York, New York 10017
Attn: Thomas D. Stern

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention: Patricia A. Poglinco, Esq.
Fax: (212) 480-8421

(b)	If to Energy Income and Growth Fund:

c/o Fiduciary Asset Management
8112 Maryland Avenue, Suite 400
St. Louis MO 63105
Attention: Jim Cunnane
Facsimile: (314) 863-4360

with a copy to:

Andrews Kurth LLP
1350 I Street, NW, Suite 1100
Washington, DC 20005
Attention: Bill Cooper
Facsimile: (202) 974-9537

(c)	If to Kayne Anderson MLP Investment Company or Kayne Anderson Energy Total Return Fund, Inc.:

1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
Attention: David Shladovsky, Esq.
Facsimile: (310) 284-6490

and

1100 Louisiana, Suite 4550
Houston, Texas 77002
Attention: Kevin McCarthy
Facsimile: (713) 655-7359

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, TX 77002
Attention: Dan Fleckman
Facsimile: (713) 615-5859

(d)	If to Lehman Brothers MLP Partners, L.P.:

Lehman Brothers MLP Partners, L.P.
c/o Lehman Brothers Inc.
399 Park Avenue, 9th Floor
New York, NY 10022
Attention: Michael J. Cannon
Facsimile: 646-758-4208

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, TX 77002
Attention: Dan Fleckman
Facsimile: (713) 615-5859

(e)	If to Lubar Equity Fund, LLC:

Lubar Equity Fund, LLC
700 N. Water Street
Suite 1200
Milwaukee, WI 53202
Attn: David J. Lubar
Facsimile: (414) 291–9061

(f)	If to Tortoise North American Energy Corp.:

10801 Mastin, Suite 222
Overland Park, KS 66210
Attention: David Schulte

Facsimile: (913) 981-1021

with a copy to:

Blackwell Sanders Peper Martin LLP
2300 Main Street, Suite 1000
Kansas City, MO 64108
Attention: Steven F. Carman
Facsimile: (816) 983-8080

(g)	If to Crosstex:

Crosstex Energy, Inc.
2501 Cedar Springs
Dallas, Texas 75201
Attention: Barry E. Davis
Facsimile: (214) 953-9500

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Doug Rayburn
Facsimile: (214) 661-4634
or, if to a transferee of such Purchaser, to such Holder at the address provided pursuant to Section 2.10 above. All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.
     Section 3.2 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
     Section 3.3 Assignment of Rights. All or any portion of the rights and obligations of the Purchasers under this Agreement may be transferred or assigned by such Purchaser in accordance with Section 2.10 hereof.
     Section 3.4 Recapitalization, Exchanges, etc. Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all capital stock of Crosstex or any successor or assign of Crosstex (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

     Section 3.5 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.8 Governing Law. The laws of the State of Texas shall govern this Agreement without regard to principles of conflict of laws.
     Section 3.9 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.10 Entire Agreement. This Agreement, the Purchase Agreement and the Non-Disclosure Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Crosstex set forth herein or therein. This Agreement, the Purchase Agreement and the Non-Disclosure Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.11 Amendment. This Agreement may be amended only by means of a written amendment signed by Crosstex and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
     Section 3.12 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CROSSTEX ENERGY, INC.

By:	/s/ William W. Davis William W. Davis
Executive Vice President and Chief Financial Officer
[Signature Page to XTXI Registration Rights Agreement]

CHIEFTAIN CAPITAL MANAGEMENT, INC., as agent and attorney-in-fact for the Purchasers who are its clients under separate investor advisor agreements

By:	/s/ Thomas D. Stern Thomas D. Stern
Managing Director
[Signature Page to XTXI Registration Rights Agreement]

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ James C. Baker James C. Baker
Vice President
[Signature Page to XTXI Registration Rights Agreement]

KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.

By:	/s/ James C. Baker James C. Baker
Vice President
[Signature Page to XTXI Registration Rights Agreement]

LEHMAN BROTHERS MLP PARTNERS, L.P.

By:	Lehman Brothers MLP Associates, L.P.,
its general partner

By:	LB I Group Inc., its general partner

By:	/s/ Michael J. Cannon Michael J. Cannon
Authorized Signatory
[Signature Page to XTXI Registration Rights Agreement]

LUBAR EQUITY FUND, LLC

By:	Lubar & Co., Incorporated
Its:	Manager

By:	/s/ David J. Lubar David J. Lubar
President
[Signature Page to XTXI Registration Rights Agreement]

TORTOISE NORTH AMERICAN ENERGY CORP.

By:	/s/ David J. Schulte David J. Schulte
President
[Signature Page to XTXI Registration Rights Agreement]

Schedule A

	Purchased	Allocated
Purchaser	Shares*	Purchase Price
Chieftain Capital Management, Inc. as agent and attorney-in-fact for the Purchasers who are its clients under separate investment advisor agreements	1,710,130	$119,999,822.10
Kayne Anderson MLP Investment Company	57,005	4,000,040.85
Kayne Anderson Energy Total Return Fund, Inc.	285,025	20,000,204.25
Lehman Brothers MLP Partners, L.P., as successor in interest to LB I Group Inc.	313,520	21,999,698.40
Lubar Equity Fund, LLC	156,070	12,001,783.00
Tortoise North American Energy Corp.	28,510	2,000,546.70

Total	2,550,260	$180,002,095.30

*	Subject to adjustment pursuant to Section 2.03 of the Purchase Agreement.
Schedule A